EXHIBIT 99.1

NEWS RELEASE

FOR:	TRUMP HOTELS & CASINO RESORTS, INC. (NYSE: DJT)

CONTACT:	Scott C. Butera, Executive Vice President, Director of Corporate and Strategic Development (212) 891-1500

FOR RELEASE:	9:00 A.M. (EST), Thursday, May 27, 2004

TRUMP HOTELS & CASINO RESORTS, INC.

MAKES INTEREST PAYMENT ON TRUMP ATLANTIC CITY ASSOCIATES’

FIRST MORTGAGE NOTES

NEW YORK, NY - Trump Hotels & Casino Resorts, Inc. (“THCR” or the “Company”) (NYSE: DJT) announced today that Trump Atlantic City Associates (“Trump AC”) has made the May interest payment on its $1.3 billion aggregate principal amount of 11.25% First Mortgage Notes due 2006 (the “TACA Notes”). The interest payment, which was due on May 1, 2004, was paid within the 30-day grace period provided under the indentures governing the TACA Notes.

The TACA Notes, issued by Trump AC and its subsidiaries, Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc. and Trump Atlantic City Funding III, Inc., are guaranteed by Trump AC’s subsidiaries that own and operate the Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino in Atlantic City, New Jersey.

THCR, through its subsidiaries, owns and operates four properties under the Trump brand name: Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey; Trump Marina Hotel Casino, located in Atlantic City’s Marina District; and the Trump Casino Hotel, a riverboat casino located in Gary, Indiana. In addition, THCR manages Trump 29 Casino, a Native American owned gaming facility located in Coachella, California, near Palms Springs. Together, the five properties comprise approximately 451,275 square feet of gaming space offering over 13,000 slot machines and 430 gaming tables and 3,180 hotel rooms and suites.

AVAILABLE INFORMATION

Our Internet address is www.trump.com. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed with, or furnished to, the Securities and Exchange Commission.

***